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                                                                    EXHIBIT 5.1

                                     [Date]

Conductus, Inc.
969 West Maude Avenue
Sunnyvale, CA 94086

         Re:      Conductus, Inc.
                  Registration Statement on Form S-3

Ladies and Gentlemen:

     At your request, we are rendering this opinion in connection with a proposed sale by certain shareholders and warrantholders (collectively, the "Holders") of Conductus, Inc. a Delaware corporation (the "Company") of up to 5,500,000 shares (the "Shares") of common stock, $.0001 par value (the "Common Stock") pursuant to a Registration Statement on Form S-3. The Shares were issued, or are issuable, pursuant to: (i) conversion of the Company's Series C Preferred Stock (the "Series C Preferred") issued and sold pursuant to a Series C Preferred Stock and Warrant Purchase Agreement dated as of December 10, 1999 between the Company and certain investors identified therein (the "Series C Preferred Purchase Agreement"), (ii) exercise of warrants issued and sold pursuant to the Series C Preferred Purchase Agreement; and (iii) a Common Stock Purchase Agreement dated as of January 18, 2000 between the Company and certain investors identified therein.

     We have examined instruments, documents, and records, which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

     Based on such examination, we are of the opinion that, assuming the conversion of the Series C Preferred or exercise of the warrants and the payment of the exercise price thereunder, as applicable, the Shares to be issued and covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                          Very truly yours,



                                          /s/ Orrick, Herrington & Sutcliffe LLP

                                          ORRICK, HERRINGTON & SUTCLIFFE LLP